Exhibit 3.3

CERTIFICATE OF FORMATION

OF

CATAMARAN II LLC

This Certificate of Formation of Catamaran II LLC (the “LLC”) is being duly executed and filed by SXC Health Solutions, Inc. to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.).

1. The name of the limited liability company formed hereby is Catamaran II LLC.

2. The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Catamaran II LLC this 16th day of April, 2012.

SXC HEALTH SOLUTIONS, INC.

/s/ Jeffrey Park
Jeffrey Park Chief Financial Officer, Executive Vice President-Finance, Secretary and Treasurer

CERTIFICATE OF MERGER

OF

CATALYST HEALTH SOLUTIONS, INC.,

a Delaware corporation,

WITH AND INTO

CATAMARAN II LLC,

a Delaware limited liability company

Pursuant to Title 8, Section 264 of the General Corporation Law of the State of Delaware and Title 6, Section 18-209 of the Limited Liability Company Act of the State of Delaware, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is Catamaran II LLC, a Delaware limited liability company, and the name of the corporation being merged with and into this surviving limited liability company is Catalyst Health Solutions, Inc., a Delaware corporation.

SECOND: Each of (i) the Agreement and Plan of Merger, dated as of April 17, 2012 and as amended as of June 29, 2012, among SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada, SXC Health Solutions, Inc., a Texas corporation, Catamaran I Corp., a Delaware corporation, Catamaran II LLC and Catalyst Health Solutions, Inc. and (ii) the Agreement and Plan of Merger, dated as of July 2, 2012 (together with the Agreement and Plan of Merger referenced in clause (i) of this paragraph, the “Agreements and Plans of Merger”), between Catamaran II LLC and Catalyst Health Solutions, Inc. has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 264 of the General Corporation Law of the State of Delaware and Section 18-209 of the Limited Liability Company Act of the State of Delaware.

THIRD: The name of the surviving limited liability company is Catamaran II LLC, a Delaware limited liability company. The name of the surviving limited liability company shall be changed to Catamaran Health Solutions, LLC upon the filing of this Certificate of Merger.

FOURTH: This Certificate of Merger shall be effective at 4:05 p.m. Eastern Daylight Time on July 2, 2012 (the “Effective Time”).

FIFTH: At the Effective Time, Article 1 of the Certificate of Formation of the surviving limited liability company shall be amended to read in its entirety as follows:

“1. The name of the limited liability company formed hereby is Catamaran Health Solutions, LLC.”

SIXTH: Each of the executed Agreements and Plans of Merger is on file at 2441 Warrenville Road, Suite 610, Lisle, Illinois 60532-3642, the place of business of the surviving limited liability company.

SEVENTH: A copy of each of the Agreements and Plans of Merger will be furnished by the surviving limited liability company, on request and without cost, to any member or stockholder of the constituent entities.

* * * * * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of the 2nd day of July, 2012.

CATAMARAN II LLC

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer, Executive Vice President - Finance, Secretary & Treasurer